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                                                                                                 EXHIBIT 11.1

                    CONSECO, INC. AND SUBSIDIARIES
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              COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                              (unaudited)

                                               Three months ended             Nine months ended
                                                  September 30,                 September 30,
                                              ------------------           -------------------
                                              1994          1993           1994           1993
                                              ----          ----           ----          ----
  Shares outstanding, beginning
    of period                               24,645,708    24,964,687       25,311,773    24,911,148

  Weighted average shares issued
   (acquired) during the period:
   Treasury stock acquired                    (207,245)     (115,500)      (3,326,224)     (151,255)
   Exercise of stock options                    16,912       437,429        3,516,551       399,968
   Preferred stock conversions                    -             -               -               168
   Common equivalent shares related to:
    Stock options at average market price      846,419     3,563,599          913,076     3,745,146
    Employee stock plans                       437,805       372,257          434,961       363,573
                                           -----------   -----------     ------------  ------------
  Weighted average primary
    shares outstanding                      25,739,599    29,222,472       26,850,137    29,268,748
                                           ===========   ===========     ============  ============


  Net income for primary
   earnings per share:
   Net income as reported                  $35,757,000   $52,220,000    $150,091,000  $235,145,000
   Less preferred stock dividends           (4,672,000)   (5,099,000)    (14,015,000)  (15,895,000)
                                           -----------   -----------    ------------  ------------
  Net income for primary earnings
   per share                               $31,085,000   $47,121,000     $136,076,000  $219,250,000
                                           ===========   ===========     ============  ============
  Net income per primary common share            $1.21         $1.61            $5.07         $7.49
                                                 =====         =====            =====         =====

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